Exhibit 8.1

[ ], 2026

Cantor Equity Partners III, Inc.

110 East 59th Street

New York, NY 10022

AIR Holdings Limited

Festival Office Tower

Dubai Festival City, 7th Floor

Dubai, United Arab Emirates

Re: Business Combination Agreement by and among Cantor Equity Partners III, Inc., AIR Limited, AIR Holdings Limited, Genesis Cayman Merger Sub Limited and Genesis Jersey Merger Sub Limited

To the Boards of Directors:

We have acted as counsel to Cantor Equity Partners III, Inc. with the Business Combination, as defined and described in the Business Combination Agreement dated as of November 7, 2025 (the “Agreement”) by and among (i) Cantor Equity Partners III, Inc., a Cayman Islands exempted company (“SPAC”), (ii) AIR Limited, a private limited company incorporated under the laws of Jersey(the “Company”), (iii) AIR Holdings Limited, a private limited company incorporated under the laws of Jersey (“PubCo”), (iv) Genesis Cayman Merger Sub Limited, a Cayman Islands exempted company and a direct, wholly owned subsidiary of PubCo (“Cayman Merger Sub”), and (v) Genesis Jersey Merger Sub Limited, a private limited company incorporated under the laws of Jersey and a direct, wholly owned subsidiary of PubCo (“Jersey Merger Sub”). This opinion is being delivered in connection with the Registration Statement on Form F-4 (as amended, the “Registration Statement”) filed by PubCo with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”). Unless otherwise indicated, each capitalized term not defined herein has the meaning ascribed to it in the Registration Statement.

In connection with this opinion, we have examined and are familiar with originals and copies, certified or otherwise identified to our satisfaction, of the (i) the Business Combination Agreement, (ii) the deSPAC Agreement, (iii) the Registration Statement and accompanying exhibits, (iv) the letters of representation issued to us by Cantor Equity Partners III, Inc. and AIR Limited and dated as of [ ], 2026 (the “Tax Representation Letters”), (v) documentation provided as part of the diligence performed on AIR Limited, and (vi) such other documents as we deem necessary or appropriate in order to enable us to render this opinion. In all our examinations, we have assumed, or will assume, the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as copies or drafts.

In rendering our opinion, we have assumed, with your permission, that (i) the Business Combination will be effected in accordance with the terms of the Business Combination Agreement and that no amendment or waiver of material terms will occur, (ii) the information set forth in the Registration Statement, the Business Combination Agreement, the deSPAC Agreement, the Tax Representation Letters and documents provided as part of the diligence process is true, complete and correct and will remain true, complete and correct at all times up to and including the respective Cayman and Jersey Effective Times, (iii) the parties have complied with, and if applicable, will continue to comply with, the covenants contained in the Business Combination Agreement and the Transaction Documents, and (iv) any documents, where relevant, have been or will be properly executed, timely filed, and legally enforceable. We have also assumed that any representations made in the Business Combination Agreement or the Tax Representation Letters “to the knowledge of” or based upon the belief of SPAC or the Company, or otherwise similarly qualified, are true, correct, and complete and will remain true, correct and complete at all times up to and including the respective Cayman and Jersey Effective Times, in each case without such qualification.

In rendering our opinion, the analysis herein is based on our interpretation of (i) the Internal Revenue Code of 1986, as amended (the “Code”) as in effect on the date hereof, (ii) the applicable Treasury Regulations promulgated under the Code (the “Treasury Regulations”) as in effect the date hereof, (iii) current administrative interpretations the of the Code and the Treasury Regulations, (iv) existing judicial decisions, all of which are subject to change or modification at any time and (v) such other authorities as we deemed relevant. The Code and Treasury Regulations, and interpretations thereof, are subject to change, which could adversely affect the analysis. Should there be any change, including any change having retroactive effect, in the Code, the Regulations, and administrative guidance issued thereunder, or in the prevailing judicial interpretation of the foregoing, the conclusions expressed herein would necessarily have to be reevaluated in light of such change.

Based upon and subject to the foregoing, we are of the opinion that the transactions contemplated by the Business Combination Agreement, taken together, as set forth under the heading “Certain Tax Considerations—Material U.S. Federal Income Tax Considerations,” and subject to the limitations and qualifications therein, should qualify as an exchange pursuant to Section 351 of the Code.

Notwithstanding our opinion above, the SPAC and PubCo are each foreign corporations that are subject to the “passive foreign investment company” (“PFIC”) rules. The rules dealing with PFICs in the context of the Business Combination are complex and are impacted by various factors, including factors that may be specific to each taxpayer. As such all U.S. Holders are urged to consult their tax advisors regarding the consequences of the applicability of such rules to them.

We express no opinion on the potential United States federal income tax consequences of the Business Combination not specifically addressed herein.

The foregoing opinion reflects our best professional judgment as to the correct United States federal income tax consequences of the matters that it addresses. Our opinion is expressly conditioned on, among other things, the accuracy of all facts, information, statements and representations referred to, set forth or assumed herein, in the Business Combination Agreement, the Registration Statement, the deSPAC Agreement, the Tax Representation Letters and other documentation provided. Any material change in the law, authorities, or such facts, information, statements or representations could affect the conclusions stated herein. This opinion is expressed as of the date hereof and is prospective, and we are under no obligation to supplement or revise our opinion to reflect any changes (including changes that have retroactive effect) in (i) applicable law or (ii) factual matters arising subsequent to the date hereof that would cause any statement, representation or assumption herein to no longer be true or correct. The conclusions are not binding on the Internal Revenue Service, and there can be no assurance that the Internal Revenue Service would not take contrary positions to these conclusions and would not be successful in sustaining such contrary positions.

Except as set forth above, we express no opinion as to the tax consequences, whether U.S. federal, state, local or foreign, of the Business Combination or any other transaction, including any other transaction undertaken in connection with the Business Combination or contemplated by the terms of the Business Combination Agreement. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name and the discussion of our opinion under the caption “Certain Tax Considerations—Material U.S. Federal Income Tax Considerations” in the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the SEC promulgated thereunder.

Very truly yours,

DLA Piper LLP (US)